SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.    4    )


                           John Q. Hammons Hotels Inc.
             -----------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   408623106
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 408623106                 13G                    Page 2  of  9 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan  Stanley  Dean  Witter &  Co.
          IRS  #  39-314-5972



--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             380,100
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       380,100

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            380,100

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.29%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 408623106                 13G                    Page 3  of  9  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Asset Management Inc.
          IRS  #  13-304-0307


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES                        0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             380,100**
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                         0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       380,100**

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               380,100**

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               6.29%**
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

               IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    **Includes 227,300 shares, representing approximately 3.76% of the class, held by Morgan Stanley Institutional Fund, Inc. - US Real Estate Portfolio

CUSIP No. 408623106                 13G                    Page 4  of  9  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Institutional Fund, Inc. - US Real Estate Portfolio IRS # 13-3808424

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Maryland.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             227,300
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       227,300

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               227,300

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               3.76%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

               IV


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 408623106                   13G                   Page 5  of  9  Pages





Item 1.     (a)   Name of Issuer:
                           John Q. Hammons Hotels, Inc
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                           300 John Q. Hammons Parkway
                           Suite 900
                           Springfield, MO 65806
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                           (a) Morgan Stanley Dean Witter & Co.
                           (b) Morgan Stanley Asset Management Inc.
                           (c) Morgan Stanley Institutional Fund, Inc.- US Real
                               Estate Portfolio
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 1221 Avenue of the Americas
                               New  York,  New  York  10020

                           (c) 1221 Avenue of the Americas
                               New  York,  New  York  10020
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           408623106
                               -------------------------------------------------

Item 3.     (a)   Morgan Stanley Dean Witter & Co. is (e) an Investment Adviser
                  registered under Section 203 of the Investment Advisers Act of 1940.

            (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

            (c) Morgan Stanley Institutional Fund, Inc. is (d) an investment company registered under Section 8 of the Investment Company Act of 1940.

CUSIP No. 408623106                  13-G                   Page 6 of  9 Pages



Item 4.     Ownership.


               Incorporated by reference to Items (5) - (9) and (11) of the cover page.



Item 5.     Ownership of Five Percent or Less of a Class.

               (a)  Inapplicable

               (b)  Inapplicable

               (c) As of the date hereof, Morgan Stanley Institutional Fund, Inc has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               (a,b)Accounts managed on a discretionary  basis by Morgan Stanley
                    Asset Management Inc., a wholly owned subsidiary of Morgan Stanley, Dean Witter & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities.

               (c)  Inapplicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 408623106                  13-G                   Page 7  of  9 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       May 8, 1998

Signature:  /s/ Bruce Bromberg
            -----------------------------------------------------------------

Name/Title  Bruce Bromberg  /  Vice President
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER & CO.

Date:       May 8, 1998

Signature:  /s/ Donald P. Ryan
            -----------------------------------------------------------------

Name/Title  Donald P. Ryan  /  Vice President
            -----------------------------------------------------------------
            MORGAN STANLEY ASSET MANAGEMENT INC.

Date:       May 8, 1998

Signature:  /s/ Harold J. Schaff
            -----------------------------------------------------------------

Name/Title  Harold J. Schaff / Vice President
            -----------------------------------------------------------------
            MORGAN STANLEY INSTITUTIONAL FUND INC. - US REAL ESTATE PORTFOLIO

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)